Exhibit 2.2

VOTING AGREEMENT dated as of January 27, 2014 (this “Agreement”), among Martin Marietta Materials, Inc., a North Carolina corporation (“Parent”), and NNS Holding (“Stockholder”).

WHEREAS Parent, Project Holdings, Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Sub”), and Texas Industries, Inc., a Delaware corporation (the “Company”), have contemporaneously with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS Stockholder is the record or beneficial owner of the number of shares of Company Common Stock set forth opposite Stockholder’s name on Schedule A (such shares of capital stock of the Company, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”); and

WHEREAS as a condition to their willingness to enter into the Merger Agreement, the Company, Parent and Sub have requested that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, each party hereto agrees as follows:

SECTION 1.  Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Parent as follows:

(a)  Organization; Authority; Execution and Delivery; Enforceability.  (i) Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated by this Agreement and the compliance by Stockholder with the terms of this Agreement have been duly authorized by all necessary action on the part of Stockholder and its governing body, members, stockholders and trustees, as applicable, and (iii) no other proceedings on the part of Stockholder (or Stockholder’s governing body, members, stockholders or trustees, as applicable) are necessary to authorize this Agreement, to consummate the transactions contemplated by this Agreement or to comply with the terms of this Agreement.  Stockholder has all requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of Stockholder has full power, authority and capacity to execute and deliver this Agreement on behalf of Stockholder and to thereby bind Stockholder), to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement.  This Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)  No Conflicts; Consents.  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by Stockholder with the terms of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) any provision of any certificate of incorporation, bylaws, or trust or other organizational document of Stockholder, (ii) any Contract to or by which Stockholder is a party or bound or to or by which any of the properties or assets of Stockholder (including Stockholder’s Subject Shares) is bound or subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Stockholder or to Stockholder’s properties or assets (including Stockholder’s Subject Shares) other than, in the case of clauses (ii) and (iii) of this paragraph, conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to (x) impair in any material respect the ability of Stockholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person (including with respect to natural persons, any spouse, and with respect to trusts, any co-trustee or beneficiary) (“Consent”) is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated by this Agreement or the compliance by Stockholder with the terms of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (2) those Consents which have already been obtained.

(c)  Ownership.  Stockholder is the record and beneficial owner of the number of Original Shares set forth opposite Stockholder’s name on Schedule A, and Stockholder’s Original Shares constitute all of the shares of Company Common Stock held of record, beneficially owned or for which voting power or disposition power is held by Stockholder.  Stockholder has good and marketable title, free and clear of any Liens, to those Original Shares of which Stockholder is the record owner.  Stockholder does not own, of record or beneficially, (i) any shares of capital stock of the Company other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in the Company.  Stockholder has the sole right to vote and Transfer Stockholder’s Original Shares, and none of Stockholder’s Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of Stockholder’s Original Shares, except as set forth in Sections 3 and 4 of this Agreement.

(d)  Information.  None of the information supplied or to be supplied by Stockholder for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s shareholders and the Company’s stockholders or at the time of each of the Parent Shareholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 2.  Representations and Warranties of Parent.  Parent hereby represents and warrants to Stockholder as follows:  Parent has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement.  The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the terms of this Agreement have been duly authorized by all necessary action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.  Covenants of Stockholder.  Stockholder covenants and agrees as follows:

(a)  Subject to Section 3(c), at any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or at any postponement or adjournment thereof, as permitted by the Merger Agreement, or in any other circumstances upon which a vote, adoption or other approval with respect to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement is sought, Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of Stockholder’s Subject Shares in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement, provided that, in each case, the Merger Agreement shall not have been amended or modified in a manner adverse to the Stockholders.

(b)  At any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought, Stockholder shall vote (or cause to be voted) all of Stockholder’s Subject Shares against each of the following:  (i) any Company Takeover Proposal or any agreement relating thereto and (ii) any amendment of the Company Charter or the Company By-laws (other than pursuant to the Merger Agreement) or any other proposal, action, agreement or transaction which, in the case of this clause (ii), could reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement, (B) prevent, impede, interfere or be inconsistent with, delay, discourage or adversely affect the timely consummation of the Transactions, (C) dilute in any material respect the benefits to Parent or Sub of the Transactions or (D) change in any manner the voting rights of the Company Common Stock (the matters described in clauses (i) and (ii), collectively, the “Vote-Down Matters”).

(c)  In the event of a Company Adverse Recommendation Change made in compliance with the Merger Agreement, solely in connection with a vote that is subject to Section 3(a), (i) the number of shares of Company Common Stock that shall be considered to be “Subject Shares” for purposes of this Agreement shall be modified to be only such number that is equal to 15.75% of the total number of outstanding shares of Company Common Stock (the “Lock-Up Subject Shares”), such that Stockholder shall only be obligated to vote the Lock-Up Subject Shares in the manner set forth in Section 3(a) and (ii) Stockholder shall vote (or cause to be voted) all of its remaining Subject Shares in excess of the Lock-Up Subject Shares as it determines in its sole discretion.

(d)  Stockholder shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective Representatives to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate, any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Takeover Proposal) with respect to, any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal.  Stockholder shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and immediately terminate all physical and electronic data room access, if any, previously granted to any such Person or its Representatives.

(e)  Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of (including by gift, merger or otherwise by operation of Law) (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, to any Person other than pursuant to this Agreement, unless prior to any such Transfer the transferee of Stockholder’s Subject Shares is a party to this Agreement, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of the Company, other than this Agreement.  At the request of Parent, each certificate or other instrument representing any Subject Shares shall bear a legend that such Subject Shares are subject to the provisions of this Agreement, including this Section 3(e).

(f)  (i)  Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and by the Merger Agreement.  Stockholder hereby consents to and approves the actions taken by the Company Board in approving and declaring advisable the Merger.

(ii)  Stockholder shall not, and Stockholder shall not permit any of its Subsidiaries to, or authorize or permit any Affiliate, director, officer, trustee, spouse, employee or partner of Stockholder or any of its Subsidiaries or any Representative of Stockholder or any of its Subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or by this Agreement without the prior written consent of Parent, except as may be required by applicable Law or court process, provided that the foregoing shall not apply to any disclosure required to be made by Stockholder to the SEC or other Governmental Entity, including any amendment of any Statement of Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the public statements made by the Company and Parent pursuant to the Merger Agreement.

(g)  Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of capital stock of the Company, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), Stockholder shall deliver promptly to Parent written notice of such event which notice shall state the number of New Shares so acquired or received or over which Stockholder obtained the right to vote.  Stockholder agrees that any New Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein, and shall constitute Subject Shares to the same extent as if those New Shares were owned by Stockholder on the date of this Agreement.  Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including Stockholder’s heirs, guardians, administrators or successors, and Stockholder further agrees to take all actions necessary to effectuate the foregoing.

SECTION 4.  Grant of Irrevocable Proxy; Appointment of Proxy.  (a)   Stockholder hereby irrevocably grants to, and appoints, Parent and any other individual designated in writing by Parent, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote all of Stockholder’s Subject Shares at any meeting of stockholders of the Company or any adjournment or postponement thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement in accordance with the terms of Section 3(a) and Section 3(c) of this Agreement and (ii) against any Vote-Down Matter in accordance with the terms of Section 3(b) of this Agreement.  The proxy granted in this Section 4 shall expire upon the termination of this Agreement.

(b)  Stockholder represents that any proxies heretofore given in respect of Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c)  Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement.  Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked.  Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

SECTION 5.  Further Assurances.  Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4 of this Agreement.

SECTION 6.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Parent may assign its rights, interests or obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights, interests and obligations.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences of this Section 6, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 7.  Termination.  This Agreement shall terminate upon the earlier of (a) immediately following the Company Stockholders Meeting duly convened and at which the Company Stockholder Approval has been voted on by the stockholders of the Company (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof) and (b) the termination of the Merger Agreement in accordance with its terms, other than Section 8, which shall survive and instead shall expire upon the expiration of all rights of Parent thereunder.

SECTION 8.  General Provisions.  (a)  Amendments.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

(b)  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed facsimile, one Business Day after being sent by overnight courier service (providing written proof of delivery) or three Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid, to Parent in accordance with Section 9.02 of the Merger Agreement and to Stockholder at its address set forth on Schedule A (or at such other address for a party hereto as shall be specified by notice given in accordance with this Section 8(b)).

(c)  Interpretation.  When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.

(d)  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(e)  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any Person other than the parties hereto any rights (except the rights conferred upon those Persons specified as proxies in Section 4) or remedies.

(f)  Governing Law; Consent to Jurisdiction; Venue.  (i)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(ii)  Each of the parties hereto hereby (A) expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) in the event any dispute arises out of this Agreement, the Merger Agreement, the Merger or the other transactions contemplated hereby or thereby, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any action relating to this Agreement, the Merger Agreement, the Merger or the other transactions contemplated hereby or thereby in any court other than the United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County), (D) agrees that each of the other parties hereto shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) and (E) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of this Agreement, the Merger Agreement, the Merger or the other transactions contemplated hereby or thereby in the United States District Court of the Southern District of New York (or, to the extent such court declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York in New York County) or that any such action brought in any such court has been brought in an inconvenient forum.  Each of Parent and each of the Stockholders agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(g)  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or such party waives its rights under this Section 8(g) with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(h)  Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 7, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity.  The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(i)  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(i).

(j)  Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated.

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IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and Stockholder has signed this Agreement, all as of the date first written above.

MARTIN MARIETTA MATERIALS, INC.,

by	/s/ C. Howard Nye
Name: C. Howard Nye
Title: President and CEO

[Parent Signature Page to Voting Agreement]

STOCKHOLDER:

NNS HOLDING,

by	/s/ Philip Norman
Name: Philip Norman
Title: Director

[Stockholder Signature Page to Voting Agreement]

Schedule A

Name and Address of Stockholder	Number of Subject Shares Owned of Record	Number of Subject Shares Owned Beneficially

NNS Holding 89 Nexus Way Camana Bay Grand Cayman KY1 -9007 Cayman Islands	6,631,792	6,631,792